UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC   20549

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FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

IRIS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or Organization)	94-2579751 (IRS Employer Identification no.)

9172 Eton Avenue, Chatsworth, California (Address of Principal Executive Offices)	91311 (Zip Code)

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If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

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Securities Act registration file number to which this form relates:	________________________ (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
NONE	NONE

Securities to be registered pursuant to Section 12(g) of the Act:

COMMON STOCK, PAR VALUE $0.01 PER SHARE, AND
PREFERRED STOCK PURCHASE RIGHTS ASSOCIATED THEREWITH
(Title of Class)

Item 1.  Description of Registrant's Securities to be Registered

General

The authorized capital stock of Iris International, Inc. (the "Company") consists of FIFTY MILLION (50,000,000) shares of common stock, par value $0.01 per share, and THREE MILLION (3,000,000) shares of preferred stock, par value $0.01 per share. This Form 8-A is being filed in connection with the listing of the Company's common stock on the Nasdaq National Market. The common stock has been accepted for listing on the Nasdaq National Market under the symbol "IRIS."

Common Stock

The holders of common stock are entitled to one vote for each share of common stock held of record on all matters voted on by the Company's stockholders, including the election of directors. There is no cumulative voting. This means that the holders of more than 50% of the shares of common stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of common stock will not be able to elect any person to the Company's board of directors. The holders of common stock are entitled to receive dividends when, as and if declared by the Company's board of directors out of funds legally available therefor, subject to prior rights of preferred stockholders. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and after payment of any preferential amounts to which holders of preferr ed stock are entitled. Other than the preferred stock purchase rights described below under the caption "Preferred Stock Purchase Rights,", the holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

The Company's board of directors is authorized to issue shares of preferred stock in one or more series and, subject to the limitations contained in the Company's certificate of incorporation and any limitations prescribed by law, to fix the number of shares and the relative rights, conversion rights, voting rights, terms of redemption and liquidation preferences of each such series of preferred stock. If shares of preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Company's common stock by increasing the number of outstanding shares having voting rights. In addition, if the board of directors authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased up to the authorized amount. The issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the company and may adverse ly affect the rights of holders of common stock. Also, preferred stock could have preferential rights over the common stock with respect to dividends and distributions upon the liquidation, dissolution or winding up of the Company.

Preferred Stock Purchase Rights

The description of the preferred stock purchase rights associated with each share of the Company's common stock and the description of the Company's Series C Preferred Stock set forth on Form 8-A, filed with the Securities and Exchange Commission on January 28, 2000 (file no. 001-11181), are incorporated herein by this reference.

Item 2.  Exhibits

Exhibit Number	Description of Document
3.1A (1)	Certificate of Incorporation, as amended
3.1B (2)	Certificate of Designations, Preferences and Rights of Series C Preferred Stock
3.2 (3)	Restated Bylaws, as amended
4.1 (4)	Specimen Common Stock Certificate
4.2 (5)	Rights Agreement, dated as of January 21, 2000, between IRIS International, Inc. and Continental Stock Transfer and Trust Company, as Rights Agent
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(1)	Incorporated by reference to the Current Report on Form 8-K, dated August 13, 1987, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1993.
(2)	Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 26, 2000.
(3)	Incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with Securities and Exchange Commission on March 26, 2004.
(4)	Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.
(5)	Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 26, 2000.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 5, 2004	IRIS INTERNATIONAL, INC.
By: /s/ Martin G. Paravato Name: Martin G. Paravato Title: Chief Financial Officer